Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-288041 and 333-256809) on Form S-8 and (No. 333-288045) on Form S-3 of our reports dated February 4, 2026, with respect to the consolidated financial statements of Weatherford International plc and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Houston, Texas
February 4, 2026